Exhibit (3.4)

ARTICLES OF AMENDMENT
Relating to
CHANGE OF CORPORATE NAME
of
MIDWEST EXPRESS HOLDINGS, INC.

        Pursuant to Section 180.1003 of the Wisconsin Business Corporation Law (the “WBCL”), I, Robert S. Bahlman, Senior Vice President and Chief Financial Officer of Midwest Express Holdings, Inc., a Wisconsin corporation (the “Company”), DO HEREBY CERTIFY THAT:

1. At a meeting of the Company’s Board of Directors (the “Board”) duly called and held on February 19, 2003, in accordance with the provisions of Section 180.1003 of the WBCL, the Board adopted resolutions to amend ARTICLE ONE of the Company’s Restated Articles of Incorporation to change its corporate name to “Midwest Air Group, Inc.,” subject to shareholder approval.

2. On April 23, 2003, in accordance with Sections 180.0701, 180.0725(3) and 180.1003 of the WBCL, the Company’s shareholders approved an amendment to ARTICLE ONE of the Company’s Restated Articles of Incorporation to change its corporate name to “Midwest Air Group, Inc.”

3. Pursuant to said approval of the Board and the Company’s shareholders, ARTICLE ONE of the Company’s Restated Articles of Incorporation shall be amended to read in its entirety as follows:

“ARTICLE ONE: NAME

The name of this Corporation is Midwest Air Group, Inc.”

4. In accordance with Section 180.0123 of the WBCL, these Articles of Amendment shall be effective on January 1, 2004 at 12:01 a.m. (Central Standard Time).

        IN WITNESS WHEREOF, I have executed and subscribed these Articles of Amendment on behalf of the Company and do affirm the foregoing as true this 18th day of December, 2003.

By: /s/ Robert S. Bahlman
Robert S. Bahlman
Senior Vice President
and Chief Financial Officer

This instrument was drafted by, and should be returned to, Peter D. Fetzer of the firm of Foley & Lardner, 777 East Wisconsin Avenue, Suite 3700, Milwaukee, Wisconsin 53202.